EXHIBIT  99.1

AIR METHODS
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                                              The #1 Airborne Healthcare Company

               AIR METHODS ANNOUNCES 3RD QUARTER FINANCIAL RESULTS Decrease in EPS Reflects Impact of Previously Reported Events

DENVER, CO, November 11, 2004 -- Air Methods Corporation (NASDAQ: AIRM) reported financial results for the third quarter and nine months ended September 30, 2004.

For the quarter, revenue increased 2.9% to $68.9 million compared to $67.0 million in the prior-year period. Net income decreased 46.1% to $1.5 million, or $0.13 per basic and diluted share, compared to prior-year net income of $2.7 million, or $0.28 per basic and $0.27 per diluted share.

For the nine months, revenue increased 15.9% to $204.8 million compared to $176.7 million for the prior-year period. Net income was $12.0 million, or $1.11 per basic and $1.06 per diluted share, compared to prior-year net income of $3.5 million, or $0.36 per basic and $0.35 per diluted share. The current nine-month period results include a first quarter increase to net income of $8.6 million or $0.79 per basic and $0.76 per diluted share, from the cumulative effect of a change in accounting principle, net of tax effect. Income before cumulative effect of change in accounting principle was $3.4 million or $0.32 per basic and $0.30 per diluted share.

The cumulative effect stated above relates to the Company's decision to change its method of accounting for major engine and airframe component overhaul costs from the accrual method to the direct expense method effective January 1, 2004. Under the direct expense method, maintenance costs are recognized as expense as maintenance services are performed. Pro forma results, assuming the change in accounting principle had been applied retroactively, would reflect net income of $3.3 million or $0.35 per basic and $0.34 per diluted share for the quarter ended September 30, 2003. Pro forma results for the nine-month period ended September 30, 2003 would reflect net income of $6.8 million, or $0.71 per basic and $0.68 per diluted share.

As disclosed on September 23, 2004, the current year third quarter was impacted by higher than anticipated maintenance expenses, bad debt reserve increases and lower than anticipated flight volume during the first two months of the quarter. The aggregate effect of these factors reduced income before income taxes by over $3.3 million through August.

For the nine-month period, net cash provided by operating activities increased significantly from $0.2 million in 2003 to $13.2 million for the same period in 2004. This is partially attributed to a reduction in days' sales outstanding in accounts receivable from 115 days as of the beginning of 2004 to 109 days as of the end of September. Days' sales outstanding had reached a high of 133 days as of March 31, 2004. The increase in cash provided by operating activities has also resulted in a decrease in long-term indebtedness, net of cash, from $80.4 million as of December 31, 2003 to $73.8 million as of the end of September.

THIRD  QUARTER  HIGHLIGHTS:

- Community-Based Operations: Community-based services revenue increased 3.7% to $43.5 million from $42.0 million, while segment net income decreased 31.4% to $2.7 million from $3.9 million in the prior-year quarter. Total patient transports for the quarter were 8,018 as compared with 7,142 in the prior-year quarter. Revenue did not increase in proportion to increases in patient activity due to higher contractual discount allowances which reduced net revenue, with corresponding reductions in bad debt expense. Net revenue after bad debt expense per patient transport decreased from $4,454 per transport in the prior-year quarter to $4,339 during the current-year quarter, due to lower than anticipated collection rates. For bases in operation greater than one year, patient transports (Same-Base Transports) increased by less than 1% or 55 transports. Requests for transport for bases in operation greater than one year decreased 3.6% from the prior year period, partially attributed to hurricanes and tropical storms which affected the southeast and mid-Atlantic operations.


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-    Hospital-Based Operations: Revenue from hospital-based operations increased by 1.8% to $23.5 million from $23.1 million, while segment net income decreased by 61.2% to $0.9 million from $2.3 million. The decrease in segment net income was almost entirely attributed to higher maintenance expenses. Maintenance expense increased 26.9% to $8.2 million from $6.4 million, despite a 1.1% decrease in medical flights.

- Products Division: The Products Division external revenue increased 15.9% to $2.0 million from $1.7 million, while segment net income (excluding internal sales) increased 116.2% to $1.2 million from $0.5 million for the prior-year period.

The Company also announced that Same Base Transports for October were down 318 transports or 13.3%, primarily as a result of missed transports due to weather cancellations which were up 343 transports or 86.0%. The Company noted that October 2003 weather patterns were more benign than average, while October 2004 weather patterns were more severe, especially in the mid-west region.

Aaron Todd, CEO of Air Methods, noted, "As we stated in our earlier press release, fluctuations in maintenance expenses, reserves for uncollectible accounts, and flight volume are inherent within our business model. However, it is unusual for all three variables to impact us negatively at the same time. Despite the weaker flight volumes in October, we remain optimistic that these variables will normalize over the coming months and quarters. Changes in pricing structure effective September 1, 2004, combined with positive benefits from having reduced our days' sales outstanding significantly, should improve our reimbursement for current and future transports. In addition, we continue to pursue numerous opportunities to expand our operations within both service delivery models to further enhance our economies of scale. Having reduced our net indebtedness significantly in 2004 to-date, our stronger balance sheet will help ensure we have the capital resources to take advantage of these opportunities."

The Company will discuss these results in a conference call scheduled today at 4:15 p.m. Eastern. Interested parties can access the call by dialing (888) 396-5640 (domestic) or (706) 643-0580 (international) or by accessing the web cast at www.airmethods.com. A replay of the call will be available at (800)
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642-1687  (domestic)  or  (706) 645-9291 (international), access number 2020497, for 3 days following the call; and the web cast can be accessed at www.airmethods.com for 30 days.
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Air  Methods  Corporation  (www.airmethods.com)  is  a  leader  in  emergency
                            ------------------
aeromedical transportation, medical services and technology. The Air Medical Services Division is the largest provider of air medical transport services for hospitals in the world. The LifeNet division is the largest community-based provider of air medical services. The Products Division specializes in the design and manufacture of aeromedical and aerospace technology. The Company's fleet of owned, leased or maintained aircraft features over 180 helicopters and fixed wing aircraft.

                                    AIRM(TM)
                                     ------
                                     NASDAQ
                                     LISTED

FORWARD LOOKING STATEMENTS: This news release includes certain forward-looking statements, which are subject to various risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors, including but not limited to the size, structure and growth of the Company's air medical services and products markets; the collection rates for patient transports; the continuation and/or renewal of air medical service contracts; the acquisition of profitable Products Division contracts and other flight service operations; the successful expansion of the community-based operations; and other matters set forth in the Company's public filings.

CONTACTS: Aaron D. Todd, Chief Executive Officer, (303) 792-7413 or The RCG Group at (480) 675-0400. Please contact Christine Clarke at (303) 792-7579 to be included on the Company's fax and/or mailing list.

                       -- FINANCIAL STATEMENTS ATTACHED --


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
                       AIR METHODS CORPORATION AND SUBSIDIARIES
                         CONDENSED CONSOLIDATED BALANCE SHEET
                                (Amounts in thousands)

                                                September 30, 2004   December 31, 2003
                                                -------------------  -----------------
ASSETS
------

Current assets:
Cash and cash equivalents                       $             7,461              5,574
Trade receivables, net                                       64,581             61,208
Other current assets                                         22,708             17,204
                                                 ------------------  -----------------

Total current assets                                         94,750             83,986

Net equipment and leasehold improvements                     93,895            113,077
Other assets, net                                            17,067             18,586
                                                 ------------------  -----------------

Total assets                                    $           205,712            215,649
                                                 ==================  =================

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------

Current liabilities:
Notes payable                                   $             4,748                 --
Current installments of long-term indebtedness                8,414              8,996
Accounts payable, accrued expenses and other                 31,084             31,308
                                                 ------------------  -----------------

Total current liabilities                                    44,246             40,304

Long-term indebtedness                                       72,819             76,931
Other non-current liabilities                                15,620             37,726
                                                 ------------------  -----------------

Total liabilities                                           132,685            154,961

Total stockholders' equity                                   73,027             60,688
                                                 ------------------  -----------------

Total liabilities and stockholders' equity      $           205,712            215,649
                                                 ==================  =================


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
                                          AIR METHODS CORPORATION AND SUBSIDIARIES
                                       CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (Amounts in thousands, except share and per share amounts)

                                                                          Three Months Ended     Nine Months Ended
                                                                              September 30,          September 30,
                                                                     --------------------------------------------------
                                                                          2004         2003        2004         2003
                                                                      ------------  ----------  -----------  ----------
Revenue:
Flight operations                                                     $    66,958      65,041      199,396     171,381
Product operations                                                          1,991       1,936        5,442       5,340
                                                                      ------------  ----------  -----------  ----------
Total revenue                                                              68,949      66,977      204,838     176,721
                                                                      ------------  ----------  -----------  ----------

Expenses:
Operating expenses                                                         55,007      52,049      165,543     141,494
General and administrative                                                  7,201       5,444       20,318      15,668
Depreciation and amortization                                               2,729       2,905        8,140       8,461
                                                                      ------------  ----------  -----------  ----------
                                                                           64,937      60,398      194,001     165,623
                                                                      ------------  ----------  -----------  ----------

Operating income                                                            4,012       6,579       10,837      11,098

Interest expense                                                           (1,816)     (2,218)      (5,936)     (6,152)
Other, net                                                                    182          52          745         764
                                                                      ------------  ----------  -----------  ----------

Income before income taxes                                                  2,378       4,413        5,646       5,710

Income tax expense                                                           (926)     (1,721)      (2,220)     (2,227)
                                                                      ------------  ----------  -----------  ----------

Income before cumulative effect of change in accounting principle           1,452       2,692        3,426       3,483

Cumulative effect of change in accounting principle, net                        -           -        8,595           -
                                                                      ------------  ----------  -----------  ----------

Net income                                                            $     1,452       2,692       12,021       3,483
                                                                      ============  ==========  ===========  ==========
Income per common share - basic:
   Income before cumulative effect of change in accounting principle  $      0.13        0.28         0.32        0.36
   Cumulative effect of change in accounting principle, net                     -           -         0.79           -
                                                                      ------------  ----------  -----------  ----------
   Net income                                                         $      0.13        0.28         1.11        0.36
                                                                      ============  ==========  ===========  ==========

Income per common share - diluted:
   Income before cumulative effect of change in accounting principle  $      0.13        0.27         0.30        0.35
   Cumulative effect of change in accounting principle, net                     -           -         0.76           -
                                                                      ------------  ----------  -----------  ----------
   Net income                                                         $      0.13        0.27         1.06        0.35
                                                                      ============  ==========  ===========  ==========
Weighted average common shares outstanding:
   Basic                                                               10,921,369   9,577,916   10,873,783   9,554,040
   Diluted                                                             11,296,854   9,974,973   11,272,876   9,926,561


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